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                                                                EXHIBIT 10(i)(i)

           SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT


      This Agreement is made by and between UST Corp., a Massachusetts corporation, ("UST") and Neal F. Finnegan (the "Employee") as of the 1st day of January, 1999 (the "Effective Date"), amending in part and restating that certain First Amended and Restated Employment Agreement between the parties dated as of the 21st day of November, 1995, as amended by the agreement between the parties dated as of the 2nd day of January, 1997 (collectively, the "First Amended Agreement"), which in turn amended and restated the agreement between the parties dated as of the 20th day of April, 1993, as amended on July 13, 1993 and February 15, 1994 (collectively, the "Original Agreement").

      WHEREAS, UST considers the establishment and maintenance of a sound and vital management to be essential to the protection and enhancement of the best interests of UST and its shareholders;

      WHEREAS, on the date hereof, the Employee is President, Chief Executive Officer ("CEO") and a member of the Board of Directors of UST (the "UST Board") and has developed an intimate and thorough knowledge of UST's business methods and operations; and

      WHEREAS, the retention of the Employee's services for and on behalf of UST is material to the preservation and enhancement of the value of UST's business; and

      WHEREAS, UST wishes to retain the Employee's services, and the Employee wishes to continue in the employment of UST, on the terms and conditions contained herein;

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties agree as follows:

1. EMPLOYMENT. Subject to the terms and conditions contained in this Agreement, UST agrees to continue the employment of the Employee, and the Employee agrees to continue in the service of UST.

2. TERM. Subject to earlier termination as provided hereafter, the Employee's employment hereunder shall be for a term of three (3) years, commencing on the Effective Date, which term may be extended or renewed only by a written agreement signed by the Employee and a duly authorized representative of UST. Notwithstanding the foregoing, in

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the event that this Agreement is in effect on the date of consummation of a
Change of Control, as defined in Section 5.g.ii below, this Agreement shall automatically be extended on said date such that the remaining term of the Agreement shall then be two (2) years, but this Agreement shall be renewable thereafter only by a written agreement signed by the Employee and a duly authorized representative of UST. The term of this Agreement, as from time to time renewed or extended in accordance with this Section 2, is hereafter referred to as "the term hereof" or "the term of this Agreement."

3.    PERFORMANCE.

      a. During the term hereof, the Employee shall hold the position of President and CEO of UST, subject to the direction and control of the UST Board. The Employee shall perform the duties and assume the responsibilities of such positions and such other appropriate duties and responsibilities as may reasonably be assigned from time to time by the UST Board or its designee. UST shall propose to the shareholders of UST at each appropriate Annual Meeting of such shareholders during the term hereof the reelection of the Employee as a member of the UST Board, provided that the Employee is otherwise eligible for such election. In addition, and without further compensation, the Employee shall serve as a director and/or officer of one or more of the Affiliates and as a member of committees of the UST Board and the boards of directors of the Affiliates, if so elected or appointed from time to time.

      b. During employment, the Employee shall devote his full business time and best efforts, judgment, skill and knowledge exclusively to the advancement of the interests of UST and the Affiliates and to the discharge of his duties and responsibilities for them and shall perform all such duties and responsibilities in good faith and in a manner consistent with banking industry standards. While employed by UST, the Employee shall not be engaged in any other business activity, except as approved by the UST Board or its designee in writing. It is agreed, however, that the provisions of this Section 3.b shall not be violated by the Employee's holding of directorships or related positions in charitable, educational or not-for-profit organizations which do not involve continuous or substantial time commitments or by passive personal investment activities, provided that such positions and activities are not in conflict, and do not otherwise interfere, with the Employee's duties and responsibilities to UST and the Affiliates.

4. COMPENSATION. As compensation for all services performed for UST and the Affiliates during the term of this Agreement:

      a. BASE SALARY. During the term hereof, UST shall pay the Employee a base salary at an annual rate of not less than Six Hundred Thousand Dollars ($600,000),
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which amount shall be subject to increase from time to time at the discretion of the UST Board or its designee. The base salary, as adjusted from time to time in accordance with this Section 4, is hereafter referred to as the "Base Salary."

      b. SHORT TERM INCENTIVE COMPENSATION. The Employee shall be eligible to be considered for short term incentive compensation with an annual target of not less than one hundred percent (100%) of the Base Salary for calendar year 1999 and for each full calendar year thereafter during the term hereof. The determination of whether bonus compensation will be granted and, if so, the amount of any such bonus shall be determined by the UST Board in its discretion, based on its assessment of the Employee's performance during the applicable calendar year and taking into consideration the Employee's total compensation (including but not limited to the value of the Restricted Stock, as hereafter defined, granted him) in comparison with that of other chief executive officers in businesses comparable to UST. The Employee shall not be eligible to participate in any other bonus plan, program or arrangement of UST during the term hereof unless expressly so authorized by the UST Board.

      c. STOCK OPTIONS AND RESTRICTED STOCK.

            i. All stock options granted to the Employee under the Original Agreement and the First Amended Agreement have vested as of the Effective Date. In addition, on the first business day following the Effective Date (i.e., on January 4, 1999), UST shall grant to the Employee a non-qualified stock option to purchase 360,000 shares of UST's Common Stock, which option shall be fully vested on the date of grant and shall be and remain exercisable for a period of five years from the date of grant, subject to the terms of UST's Stock Compensation Plan as amended by UST from time to time (the "Plan") in the event that the Employee's employment terminates prior to the expiration of the five year exercise period and the option has not been exercised at the time of such termination. The exercise price of all shares under said non-qualified stock option shall be the fair market value on the date of grant. Except as otherwise expressly provided herein, the option shall be governed by the terms of the Plan. The Employee shall not otherwise be entitled to be granted stock options during the period ending December 31, 2001. Any stock options granted the Employee thereafter shall be at the discretion of the Compensation Committee of the UST Board.

            ii. Pursuant to the Original Agreement, the Employee has been granted shares of UST Restricted Common Stock ("Restricted Stock") under the Plan from which the restrictions have lapsed. Pursuant to the First Amended Agreement, the Employee has been granted additional shares of Restricted Stock under the Plan, from certain of which the restrictions have lapsed prior to the Effective Date and from the
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remainder of which the restrictions shall lapse on January 4, 1999. On January
4, 1999, UST shall grant the Employee an additional 10,000 shares of Restricted Stock under the Plan, from approximately one third of which shares the restrictions shall lapse during the term hereof on each of the date of grant and the first and second anniversaries of the date of grant. On each of January 4, 2000, and January 4, 2001, during the term hereof, UST shall grant the Employee an additional 10,000 shares of Restricted Stock under the Plan, from which shares the restrictions shall lapse as determined in the discretion of the UST Board or the Compensation Committee thereof. Any additional shares of Restricted Stock granted the Employee shall be at the discretion of the Compensation Committee of the UST Board.

      d. EMPLOYEE BENEFIT PLANS. During the term hereof, the Employee shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of UST generally, excluding only plans providing payments and/or other benefits in the event of termination of employment. Such participation shall be subject to the terms of the applicable plan documents, generally applicable UST policies and the discretion of the UST Board or any administrative or other committee provided for in or contemplated by such plan.

      e. UST EXECUTIVE SERP. Notwithstanding anything to the contrary contained in the UST Corp. Senior Executive Plan (the "SERP"), for purposes of determining the Employee's Target Benefit, as that term is defined in Article III of the SERP, the Employee's Credited Service shall be deemed to be as follows:

                   Age at Termination
                      of Employment       Years of Credited Service
                           62                          9
                           63                         11
                           64                         13
                           65                         15

Notwithstanding the preceding schedule, however, in the event of a Change of Control and subsequent termination of employment prior to the Employee attaining age 63, Paragraph 1 of Section 10.07 of the SERP shall govern in determining Credited Service and assumed age.

UST undertakes to dedicate cash to a trust that will fund the payment of SERP obligations to the Employee.

      f. EXECUTIVE PERQUISITES. The Employee shall receive an allowance of not
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less than Seven Hundred and Ninety Dollars ($790) per month which he shall use to defray the cost of the business use of an automobile owned or leased by the Employee. The Employee's annual dues and reasonable business expenses related to UST's business at the Bay Club and the Union Club shall be reimbursed by UST. Unless otherwise provided in this Agreement, the Employee shall be entitled to participate in all programs and perquisites provided to executives of UST generally, except to the extent such programs and perquisites are duplicative of benefits provided to the Employee hereunder.

5. TERMINATION OF EMPLOYMENT. Notwithstanding the provisions of Section 2 above, the Employee's employment under this Agreement shall terminate under the following circumstances and, in that event, UST shall have only such obligations to the Employee as are specified below under the applicable termination provision of this Section 5:

      a. UPON DEATH. In the event of the Employee's death during the term hereof, the Employee's employment hereunder shall immediately and automatically terminate. In such event, UST shall pay to the Employee's designated beneficiary or, if no beneficiary has been designated by the Employee, to the Employee's estate, Base Salary earned but unpaid, and vacation time accrued but unused, through the date of death and any short-term incentive compensation awarded but unpaid on the date of death.

      b. AS A RESULT OF DISABILITY. In the event that the Employee becomes disabled during the term hereof and, as a result, is unable to perform substantially all of his duties for UST for more than one hundred and eighty
(180) days during any period of three hundred and sixty-five (365) days, UST may terminate the Employee's employment without further obligation upon notice to the Employee. In the event of such disability, the Employee will continue to receive the Base Salary and benefits in accordance with Section 4 hereof until the earlier of (i) the date the Employee becomes eligible for disability income under UST's long-term disability or workers' compensation insurance plan or (ii) the date his employment terminates.

      c. BY UST FOR CAUSE. UST may terminate the Employee's employment for Cause at any time upon notice to the Employee setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination: (i) the Employee's willful refusal to perform, or gross malfeasance in the performance of, his duties or responsibilities on behalf of UST and the Affiliates; (ii) the Employee's fraud, embezzlement or other material dishonesty with respect to UST or any of the Affiliates; (iii) the Employee's gross misconduct or (iv) the Employee's conviction of, or plea of no contest to, a felony; provided, however, that, in the event of termination under clause (i) or
(iii) hereof, UST will give the Employee notice, in reasonable detail, of the basis for termination and an opportunity of not more than (10) ten business days to cure in a manner
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which reasonably assures UST that such event will not recur. In the event of termination under this Section 5.c, UST shall have no further obligation to the Employee, other than for Base Salary earned but unpaid, and vacation time accrued but unused, through the date of termination and any short-term incentive compensation awarded but unpaid on the date of termination. Employee's participation in UST's employee benefit plans shall end as of the date of termination, but termination shall not result in the loss of any benefits that have vested under any such plan on or before the date of termination. Stock options and Restricted Stock shall be governed by the terms of the Plan.

      d. BY UST OTHER THAN FOR CAUSE. UST may terminate the Employee's employment other than for Cause upon notice to the Employee under this subsection d or under subsection g below, whichever is applicable. In the event of such termination prior to, or more than two years following, a Change of Control and provided that the Employee executes the release of claims attached hereto and marked "Appendix A" (the "Employee Release") within twenty-one (21) days of his receipt of notice of termination of employment and does not timely revoke the Employee Release, UST shall pay the Employee Base Salary earned but unpaid, and vacation time accrued but unused, through the date of termination and any short-term incentive compensation awarded but unpaid on the date of termination and, in addition, UST

            i. shall pay the Employee severance pay in an amount equal to twenty-four (24) months' Base Salary at the rate in effect on the date of termination of the Employee's employment, which the Employee may elect to receive (A) in a single lump sum, payable within thirty (30) days following the effective date of the Employee Release or (B) as salary continuation payable at UST's regular payroll periods and in accordance with its regular payroll practices commencing on the next regular payday immediately following the effective date of the Employee Release, but retroactive to the date of termination;

            ii. shall pay the Employee an amount equal to two times the short-term incentive compensation which the Employee received for the last full calendar year immediately preceding the date of termination of his employment, payable within thirty (30) days following the effective date of the Employee Release;

            iii. shall cause to be vested all unvested stock options to purchase UST Common Stock granted to the Employee and not yet exercised, expired, surrendered or canceled and shall cause all restrictions to lapse on all Restricted Stock held by the Employee; and
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            iv. at the Employee's election, (A) shall continue to pay, for twenty-four (24) months following the date of termination of the Employee's employment or, if earlier, until the date the Employee is covered under another employer's health plan that is comparable to that of UST (the "Post-Employment Health Coverage Period"), that share of the premium cost of the Employee's participation and that of his eligible dependents in UST's group health plan as it pays for active employees of UST and their eligible dependents generally OR (B) shall pay the Employee a single lump sum payment equal to the amount that UST would have expended if participation had been elected and continued for twenty-four (24) months following the date of termination of the Employee's employment, which lump sum shall be payable within thirty (30) days following the effective date of the Employee Release, and the Employee and his eligible dependents may exercise any rights they have under Sections 601-607 of ERISA and Section 4980B of the Internal Revenue Code (collectively referred to as "COBRA") to continue participation in the group health plan at their cost, effective as of the date the Employee's employment terminates. Should the Employee elect option (A) above, the period of any continued health coverage to which the Employee and his eligible dependents may be entitled under COBRA as a result of the Employee's termination of employment will commence at the end of the above-defined Post-Employment Health Coverage Period. Notwithstanding anything to the contrary contained herein, the Employee may elect option (A) directly above only if the Employee elects to receive payment under Section 5.d.i in the form of salary continuation.

      e. BY THE EMPLOYEE FOR GOOD REASON. The Employee may terminate employment hereunder for Good Reason upon notice to UST setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Employee: (i) failure of UST to continue the Employee in his position as President and CEO of UST; (ii) a change adverse to the Employee in the Employee's primary reporting relationship; (iii) material diminution in the nature or scope of the Employee's responsibilities, duties or authority; (iv) material failure of UST to provide the Employee compensation and benefits in accordance with the terms of Section 4 hereof; or (v) a permanent transfer of the Employee to a work site more than twenty-five (25) miles distant from his work site on the Effective Date. In the event of termination in accordance with this Section 5.e, UST shall provide the Employee Base Salary, short-term incentive compensation, vesting of stock options, lapse of restrictions on Restricted Stock and health plan benefits in accordance with Section 5.d hereof, provided that the Employee executes
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the Employee Release within twenty-one (21) days of his notice of termination of employment and provided further that the Employee does not timely revoke the Employee Release.

      f. BY THE EMPLOYEE OTHER THAN FOR GOOD REASON. The Employee may resign employment other than for Good Reason at any time upon sixty (60) days' notice to UST. In the event of such termination, UST shall have no further obligation to the Employee, other than for Base Salary earned but unpaid, and vacation time accrued but unused, through the date of termination and any short-term incentive compensation awarded but unpaid on the date of termination.

      g. UPON A CHANGE OF CONTROL.

            i. If, upon a Change of Control (as defined in subsection g.ii below), the Employee elects to terminate this Agreement by notice to UST or its successor or if, upon a Change of Control or within two (2) years thereafter, UST terminates the Employee's employment other than for Cause or the Employee terminates his employment for Good Reason and if, within twenty-one (21) days of the date the Employee or UST gives notice of termination of his employment, the Employee executes the Employee Release and does not timely revoke it thereafter, then, in lieu of any payment and benefits to which the Employee would otherwise be entitled under Section 5.d or 5.e hereof, UST shall pay the Employee Base Salary earned but unpaid, and vacation time accrued but unused, through the date of termination and any short-term incentive compensation awarded but unpaid on the date of termination and, in addition, UST shall provide the Employee the following:

                  (1) UST shall pay the Employee an amount equal to thirty-six
      (36) months' Base Salary at the rate in effect on the date of termination of the Employee's employment, which the Employee may elect to receive (A) in a single lump sum, payable within thirty (30) days following the effective date of the Employee Release or (B) as salary continuation payable at UST's regular payroll periods and in accordance with its regular payroll practices commencing on the next regular payday following the effective date of the Employee Release, but retroactive to the date of termination.

                  (2) UST shall pay the Employee an amount equal to three times the short-term incentive compensation which the Employee received for the last full calendar year immediately preceding the date of termination of his employment, payable within thirty (30) days following the effective date of the Employee Release.
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                  (3) At the Employee's election, UST (A) shall continue to pay, for the period of thirty-six months following termination of the Employee's employment or, if earlier, until the date the Employee is covered under another employer's health plan that is comparable to that of UST (the "Change of Control Post-Employment Health Coverage Period"), that share of the premium cost of the Employee's participation and that of his eligible dependents in UST's group health plan as it pays for active employees of UST and their eligible dependents generally OR (B) shall pay the Employee a single lump sum payment equal to the amount that UST would have expended if participation had been elected and continued for a period of thirty-six (36) months, which lump sum shall be payable within thirty
      (30) days following the effective date of the Employee Release, and the Employee and his eligible dependents may exercise their rights under COBRA to continue participation in the group health plan at their cost effective as of the date his employment terminates. Should the Employee elect option
      (A) above, the period of any continued health coverage to which the Employee and his eligible dependents may be entitled under COBRA as a result of the Employee's termination of employment will commence at the end of the above-defined Change of Control Post-Employment Health Coverage Period. Notwithstanding anything to the contrary contained herein, the Employee may only elect option (A) directly above if the Employee elects to receive payment under Section 5.g.i.(1) in the form of salary continuation.

                  (4) Upon a Change of Control as defined in the Plan, the vesting of any Restricted Stock or stock options to purchase UST Common Stock granted to the Employee and not yet exercised, expired, surrendered or canceled shall be in accordance with the Plan.

                  (5) If in connection with a Change of Control as defined in the Plan any other employees who hold stock options under the Plan or Restricted Stock will have their options or Restricted Stock or both cashed out, whether under the Plan or otherwise, the Employee shall have the right to have all or any of such options (including any non-qualified options granted pursuant to Section 4.c hereof) or Restricted Stock or both cashed out on the same basis and at the same time the options and Restricted Stock of such other employees are cashed out.

            ii. Except as otherwise provided with respect to subparagraphs g.i.(4) and g.i.(5) directly above, a "Change of Control" shall be deemed to have been consummated if hereafter

                  (A) any "person", as such term used in Section 13(d) and
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      14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange
      Act"), other than UST or any of the Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of UST or any of the Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act), directly or indirectly, of securities representing twenty-five percent (25%) or more of the combined voting power of UST's then outstanding securities; or

                  (B) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director [ other than a director designated by a person who has entered into an agreement with UST to effect a transaction described in clause (A), (C) or (D) of this
      Section 5.g.(ii) ] whose election by the Board or nomination for election by UST's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                  (C) there occurs a merger or consolidation of UST with any other corporation, other than a merger or consolidation which would result in the voting securities of UST outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of UST or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of UST (or similar transaction) in which no "person" (as hereinabove defined) acquires more than twenty-five percent (25%) of the combined voting power of UST's then outstanding securities shall not constitute a Change of Control; or

                  (D) the stockholders of UST approve a plan of a complete liquidation of UST; or

                  (E) there occurs a closing of a sale or other disposition by UST of all or substantially all of its assets.

6. POST-AGREEMENT EMPLOYMENT. In the event the Employee remains in the employ of UST or any of the Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.
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7. EFFECT OF TERMINATION. Provisions of this Agreement shall survive any termination of this Agreement, by expiration of the term or otherwise, if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Employee under Sections 8 and 9 hereof.

8. CONFIDENTIAL INFORMATION. The Employee acknowledges that UST continually develops Confidential Information, that the Employee may develop Confidential Information for UST and that the Employee may learn of Confidential Information during the course of employment. The Employee agrees to comply with the policies and procedures of UST for protecting Confidential Information and agrees that he shall never disclose to any person, corporation or other entity, except as required for the proper performance of his regular duties for UST, and shall never use for his own benefit or that of another, any Confidential Information obtained by the Employee incident to his employment or other association with UST or any of the Affiliates. The Employee understands that this restriction will continue to apply throughout his employment and after his employment terminates, regardless of the reason for such termination; provided, however, that the obligations contained in this Section 8 shall not apply to any Confidential Information that becomes publicly known through no fault of the Employee or that the Employee is otherwise required by law or regulation to disclose.

9. NON-COMPETITION AND NON-SOLICITATION.

      a. In the event the Employee leaves his employment with UST without Good Reason during the term hereof or is discharged during the term hereof for one or more of the causes set forth in Section 5.c hereof, the Employee agrees that he shall not enter into the employment of any other financial institution or entity in the Eastern Massachusetts banking market (as defined by the Federal Reserve Bank of Boston) having assets in excess of $1 billion for the period of two (2) years immediately following the date of termination of his employment.

      b. The Employee further agrees that for a period of two (2) years following termination of his employment pursuant to Section 5 c. or 5 f hereof, he will not directly or indirectly, for his own account or for the account of others, (i) solicit the business of persons whom he knows to be customers of UST or any of the Affiliates with regard to the provision of any type of financial service provided by UST or any of the Affiliates or (ii) after notice from UST that any one or more persons or entities are customers, commence or continue the solicitation of such business from any such person or entity or (iii) solicit or hire executive personnel of UST or any of the Affiliates for the benefit of any entity controlled by the Employee or by which the Employee is employed or from which the
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Employee receives any form of fee or compensation.

10. REMEDIES. The Employee acknowledges that, if he were to breach any of the provisions of Section 8 or Section 9 of this Agreement, the harm to UST would be irreparable. The Employee therefore agrees that, in addition to any other remedies available to it, UST shall be entitled to obtain preliminary and permanent injunctive relief against any such breach, without having to post bond.

11. TAXES. All payments made to the Employee under this Agreement shall be reduced by any tax or other amount required to be withheld by UST under any applicable withholding law.

12. REDUCTIONS. Notwithstanding anything to the contrary contained in this Agreement, the payments and benefits to which the Employee would be entitled pursuant to Section 5.g hereof or otherwise as a result of a Change of Control shall be reduced to the maximum amount for which UST will not be limited in its deduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. Any such reduction shall be applied to the amounts due to the Employee in such manner as the Employee may reasonably specify within thirty (30) days following notice from UST of the need for such reduction or, if the Employee fails to so specify timely, as determined by UST.

13. ASSIGNMENT. UST may assign its rights and obligations under this Agreement without the consent of the Employee in the event that UST shall hereafter effect a reorganization, consolidate with, or merge into, any other person, corporation or other entity or transfer all or substantially all of its assets to any other person, corporation or other entity. UST requires the personal services of the Employee and he may not assign this Agreement. This Agreement shall inure to the benefit of and be binding upon UST and the Employee and their respective successors, executors, administrators, heirs and permitted assigns.

14. INDEMNIFICATION. UST shall, and UST shall use its best efforts to cause the Affiliates to, indemnify the Employee to the maximum extent permitted by law and regulation in connection with any liability, expense or damage which the Employee incurs or to which the Employee is exposed as a result of the Employee's employment and positions with UST and the Affiliates as contemplated by this Agreement, provided that the Employee shall not be indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of UST and the Affiliates. UST, on behalf of itself and the Affiliates, hereby confirms that the occupancy of all offices and positions which in
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the future are or were occupied or held by the Employee have been so occupied or held at the request of and for the benefit of UST and the Affiliates for purposes of the Employee's entitlement to indemnification under applicable provisions of the respective articles of organization and/or other similar documents of UST and the Affiliates.

15. DEFINITIONS. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 15 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

      a. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with UST, where control may be by management authority or equity interest.

      b. "Confidential Information" means any and all information of UST and the Affiliates that is not generally known by others with whom any of them competes or does business, or with whom any of them plans to compete or do business, including without limitation any and all information concerning the identity and special needs of the customers of UST and the Affiliates and the people and organizations with whom UST or any of the Affiliates has business relationships. Confidential Information also includes any information received by UST or any of the Affiliates from others with any understanding, express or implied, that it will not be disclosed.

16. MISCELLANEOUS. This Agreement sets forth the entire agreement between UST and the Employee and, except as otherwise expressly provided herein, supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the Employee's employment. The headings and captions contained herein are for convenience of reference only and are not part of this Agreement. This Agreement may not be modified or amended, and no breach of this Agreement shall be deemed to be waived, unless agreed to in writing by the Employee and UST. This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                  [Remainder of page left blank intentionally.]

17. NOTICES. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Employee at his last known address on the books of UST or, in the case of UST, at its main office, attention of the Senior Vice President, Human Resources with a copy to the General Counsel of UST.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by UST, by its duly authorized representative, and by the Employee, as of the date first written above.

      THE EMPLOYEE                        UST CORP.


      /s/ Neal F. Finnegan                By:/s/ Donald C. Dolben
      --------------------                -----------------------
          Neal F. Finnegan                       Donald C. Dolben
                                                 Chairman, Compensation
                                                 Committee and authorized signer

                                   APPENDIX A

                                RELEASE OF CLAIMS

      FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation of employment, as set forth in the Second Amended and Restated Executive Employment Agreement between UST Corp. and me dated as of the 1st day of January, 1999 (the "Employment Agreement"), I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby release and forever discharge UST Corp. ("UST"), the Affiliates (as defined in the Employment Agreement), and all of their respective officers, directors, employees, agents, representatives, successors and assigns (all collectively, the "Released"), both individually and in their official capacities, from any and all liabilities, claims, demands, actions and causes of action of any type (all collectively "Claims") which I have had in the past, now have, or might now have, through the date of my execution of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Massachusetts fair employment practices act, as amended).

      Excluded from the scope of this Release of Claims is (i) any claim arising hereafter under the terms of the Employment Agreement or under the terms of any of UST's employee qualified and non-qualified benefit plans (including without limitation UST's employee pension plan, profit sharing plan or stock ownership plan) and (ii) any right of indemnification or contribution pursuant to the Articles of Organization or By-Laws of UST that I have or hereafter acquire if any claim is asserted or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of UST or any other person or entity, or by any self-regulatory organization, stock exchange or the like, related or allegedly related to my having been an officer or employee of UST or to any of my activities as an officer or employee of UST.

      By acceptance of or reliance on this Release of Claims, UST promises that neither it nor any of the other Released who are Affiliates of UST will take any action that is designed, specifically as to me or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgment or elimination of, any rights under any policy or policies of directors and officers liability insurance affording coverage to former officers and in effect from time to time, unless any such abridgment or elimination of rights is also generally applicable to then-current officers and employees of UST.

      In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days from the date of my receipt of notice of termination of my employment (or, if applicable, the date I gave such notice to UST) to consider the terms of this Release of Claims, that I am encouraged by UST to seek the advice of an attorney prior to signing this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to UST, at its main office, attention of the Senior Vice President, Human Resources, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

      IN WITNESS WHEREOF, I have set my hand and seal on the date written below.


Signature: _________________________________

Date Signed: _______________________________